UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2012

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-25909 (Commission File Number)	86-0931332 (IRS Employer Identification No.)

2240 Auto Park Way, Escondido, California (Address of Principal Executive Offices)	92029 (Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

The information in Item 5.02(c) relating to terms and conditions of Mr. Ronald Dutt’s employment with Flux Power Inc., and Flux Power Holdings, Inc. (collectively, the “Company”) is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information in Item 5.02 relating to the termination of Mr. Steve Jackson is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)       On December 7, 2012, Mr. Steve Jackson was terminated as an employee of the Company for cause, and as a result Mr. Jackson no longer serves as the Company’s Chief Financial Officer and Chief Operations Officer. In connection with Mr. Jackson’s departure, he will not be entitled to any severance pay pursuant to the terms of his employment agreement effective January 12, 2012 (“Employment Agreement”). In addition, Mr. Jackson remains and will continue to be subject to certain provisions of the Employment Agreement relating to certain confidential information, inventions and notification of new employer, which were agreed to survive the termination of Mr. Jackson’s employment and the Employment Agreement. In addition, Mr. Jackson is also subject to the Company’s Non-Disclosure Agreement and Confidentiality Statement.

(c)       Effective December 7, 2012, Mr. Ronald Dutt was appointed as the Chief Financial Officer of the Company.

Mr. Dutt, age 65, has over 36 years of diversified business and financial management experience. From 2008 to 2012, Mr. Dutt has provided management and financial services to various companies as a consultant. In 2012 Mr. Dutt served as the interim Chief Operations Officer of Famgro Farms, a hydroponics grower. In 2008, Mr. Dutt served as the interim Chief Financial Officer of Aptera Motors, Inc., a Delaware company engaged in the business of manufacturing electric cars. In 2007, Mr. Dutt served as the Executive Vice President, Chief Financial Officer and Treasurer of Directed Electronics, Inc., a Florida corporation engaged in the electronics business (“Directed Electronics”). In 2006, Mr. Dutt served as the Executive Vice President of Finance, Operations, and Legal of Directed Electronics. Prior to joining Directed Electronics, Mr. Dutt served as Executive Vice President and Chief Financial Officer of SOLA International, Inc., a wholly owned subsidiary of Carl Zeiss TopCo GmbH and a designer and manufacturer of eyeglass lenses, from September 2003 to May 2005. From May 2001 to September 2002, Mr. Dutt served as Senior Vice President and Chief Financial Officer of DHL Americas, a subsidiary of DHL Worldwide. Prior to that, Mr. Dutt served as Senior Vice President of Financial Planning & Analysis for Visa International, and also served in various roles of increasing responsibility over a 20-year career at the Ford Motor Company. Mr. Dutt holds a Bachelors of Science from the University of North Carolina and a Masters of Business Administration from the University of Washington.

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Pursuant to Mr. Dutt’s employment agreement effective December 7, 2012 (“Dutt Employment Agreement”), Mr. Dutt will receive an annual base salary of $170,000, and will be eligible to participate in Company’s standard benefits for salaried employees of the Company. Mr. Dutt's employment with the Company is "at will" and may be terminated by the Company or Mr. Dutt at any time, for any reason or no reason, with or without cause or notice. Mr. Dutt’s employment is subject to a probationary period of 90 days (“Probation Period”). In the event Mr. Dutt is terminated for any reason other than for cause after the Probation Period, Mr. Dutt will be entitled to a severance payment of three months’ salary. Mr. Dutt will also be eligible to an option package of 200,000 shares upon approval of the Board of Directors.

As a condition of his employment, among other things, Mr. Dutt has agreed not to disclose trade secrets and confidential information during the term of his employment with the Company and thereafter.

There are no arrangements or understandings between Mr. Dutt and any other persons pursuant to which he was selected as Chief Financial Officer. There are also no family relationships between Mr. Dutt and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the terms of the Dutt Employment Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Dutt Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Exhibit Description
10.1	Dutt Employment Agreement

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: December 13, 2012	/s/Craig Miller
Craig Miller, Chief Intellectual Property Officer and Corporate Secretary

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